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FOR IMMEDIATE RELEASE        Contact:     James B. Hickey, Jr., President & CEO
                                          Brenda Roth, media
                                          Angeion Corporation
                                          612/822-6906

                 ANGEION HOLDS AND ADJOURNS SHAREHOLDER MEETING

MINNEAPOLIS (December 31, 1999) - Angeion Corporation (Nasdaq: ANGN) announced today that, after passing certain proposals, it has adjourned its Annual Meeting of Shareholders held this morning with respect to proposals requesting approval of previously announced transactions with ELA Medical, a wholly-owned subsidiary of Sanofi-Synthelabo, a French pharmaceutical company, and Medtronic, Inc. The Company has similarly extended the time period which holders of its 7 1/2% Senior Convertible Notes due in 2003 have to consent to supplement the Indenture in connection with the same transactions. At the meeting, Angeion's shareholders overwhelmingly approved the other proposals on its agenda, including the re-election of its Directors; an increase in its authorized shares of Common Stock, an amendment to its non-employee director plan, and the appointment of the Company's auditors. Angeion will reconvene its Annual Meeting of Shareholders with respect to these two proposals on January 19, 2000 at 3:00 p.m., Minneapolis time, at Medical Graphics offices, 350 Oak Grove Parkway, St. Paul, Minnesota.

         The Company to date has received proxies representing over a majority of the shares entitled to vote at the meeting approving each of the ELA Medical and Medtronic agreements. However, the Company has not received the required two-thirds approval. Of the proxies received to date, approximately 95% have been in favor of the proposals. In order to give all shareholders an adequate opportunity to vote on these proposals, and given the strong support to date for each of these proposals, the Company has adjourned its Annual Meeting of Shareholders until January 19, 2000.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: approval of the Sanofi-Synthelabo agreement and the Medtronic agreement by the shareholders and senior note holders of Angeion; satisfaction of certain other conditions to the closing of the transactions contemplated by the Sanofi-Synthelabo agreement; the costs to support the Company's ongoing operations and to provide customer support for the Company's products; the demand for and cost of supplying the Company's products; and continued listing on the Nasdaq National Market. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's Annual Report on Form 10-K, as filed with the SEC on March 31, 1999, and the Company's other periodic filings with the SEC, copies of which are available upon request.

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